EXHIBIT 10.4

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is entered into this 23rd day of March 2004, by and between Brion D. Umidi (the “Executive”) and ReGen Biologics, Inc (the “Company”), acting on behalf of itself and its wholly owned subsidiary, Rbio, Inc. (“ReGen”).

     WHEREAS, the Company and ReGen wish to retain the services of Executive, and

     WHEREAS, the Executive desires to be employed by the Company and ReGen,

     NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

     1. Employment Term. The Company, on behalf of itself and ReGen, shall employ the Executive for consecutive one-year terms beginning on January 1 of each calendar year, with the provisions of this Agreement deemed to have been in effect as of July 15, 2002.

     2. Employment Duties. Executive will serve in a full-time capacity as Senior Vice President and Chief Financial Officer of both the Company and ReGen. Executive shall be responsible for the following activities of the Company and ReGen: accounting and reporting activities, contract management and legal coordination, Board of Director meeting preparation and support, shareholder relations, support of capital financing activities and related matters, and other related duties as assigned by the Chairman and Chief Executive Officer. Executive shall report directly to the Chairman and Chief Executive Officer.

     3. Compensation. Executive’s base salary is $175,000 per annum, to be paid in equal bi-weekly installments, which amount shall be increased to $180,250 effective January 1, 2004. The Compensation Committee of the Board of Directors shall review Executive’s base salary at the beginning of each calendar year during its annual compensation review. Such compensation may be adjusted by the Company by mutual agreement with Executive at such annual reviews.

     4. Benefits.

          (a) Executive will be entitled during the term of this Agreement to such paid vacation, paid holidays, and sick leave benefits as are provided by the Company’s and ReGen’s standard policies. Additionally, Executive shall be entitled during the term of this Agreement to (i) the Company’s or ReGen’s standard health and disability benefits, (ii) participation in the Company’s or ReGen’s 401(k) program, and (iii) any other benefits that may be customarily provided from time to time by the Company or ReGen to its employees.

          (b) The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties under the Agreement pursuant to the Company’s and ReGen’s standard business expense reimbursement policies.

          (c) The Company shall provide Executive during the term of this Agreement the same level of coverage of directors and officers liability insurance that the Company extends to its other officers and directors. In addition, Company shall indemnify and hold Executive harmless from any and all claims, demands, judgments, damages and attorneys’ fees resulting from his actions in the performance of his duties under this Agreement on behalf of the Company, to the extent provided in the “Indemnification Agreement” attached hereto as Exhibit A, which shall be executed by the Company and Executive simultaneously with the execution of this Agreement.

     5. Termination.

          (a) For Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment for cause at any time without notice. For purposes of this Agreement, “cause” shall mean the Executive’s (i) commission of an action having a material adverse effect on the Company or ReGen which constitutes an act of fraud, dishonesty, or moral turpitude, or which, if proven in a court of law, would constitute a violation of a criminal code or other law; (ii) divulging the Company’s or ReGen’s Confidential Information (as defined in Section 8) in a manner that has a material adverse effect on the Company; or (iii) material breach of any material duty or obligation imposed upon the Executive by the Company or ReGen. Should the Company reasonably determine that such “cause” exists, it shall inform Executive of such “cause” and afford him thirty (30) days following his receipt of written notice of the Company’s “cause” finding and the facts underlying it, to cure the “cause.” Executive’s cure of such “cause” shall not be unreasonably rejected by the Company. Should Executive fail to cure the “cause,” and the Company terminate him pursuant to this Section 5(a), the Company’s obligations under this Agreement shall cease, and except as required by applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that he shall be entitled to his base salary for services rendered through the effective date of termination.

          (b) Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment and this Agreement without cause by providing Executive ninety (90) days advance written notice, provided that in the event of such termination, Executive shall be entitled to exercise vested stock options in accordance with their terms (but with an extension of 12 months of the period within which such options must be exercised), and continuation of his salary and Company-paid health and other welfare benefits for six (6) months. Solely for purposes of determining the vested percentage of the Executive Grants at the time of such termination, Executive shall be deemed to have continued employment with the Company for six (6) months beyond the termination date.

          (c) Material Change in Responsibilities. Notwithstanding any other provision of this Agreement, should the Company materially change Executive’s responsibilities, Executive may provide the Company thirty (30) days written notice of his objection to such change. The Company shall be afforded thirty (30) days from receipt of such notice to respond to and cure Executive’s objection(s). Should the Company fail to restore Executive’s responsibilities in full during this thirty (30) day period, Executive shall be entitled to resign; and such resignation for purposes of salary and benefit continuation, and vesting, shall be treated as a termination without cause as defined in Section 5(b). For purposes of this Section, a “material change in responsibility” shall mean a material change in Executive’s duties or authority.

          (d) Termination Due to Departure of Current Chairman and CEO. In the event Gary Bisbee is no longer Chairman and CEO of the Company (or is no longer in an equivalent position), Executive shall be entitled to resign; and such resignation for purposes of salary and benefit continuation, and vesting, shall be treated as a termination without cause as defined in Section 5(b).

     6. Termination Due to Change in Control.

          (a) Defined. For purposes of this Agreement, a “change in control” is: (1) the purchase or other acquisition by any person, entity or syndicate group of persons and/or entities within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of forty percent (40%) or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company’s assets.

          (b) In the event that a change in control results in an involuntary termination of Executive through elimination of his position, Executive shall be entitled to exercise his stock options in accordance with their terms, and continuation of his salary and Company-provided health and other welfare benefits for six (6) months as provided in Section 5(b).

          (c) In the event of Executive’s termination pursuant to Section 6(b), Executive may, at his sole option, elect to receive payment of his four (4) months salary in the form of a lump sum distribution, less applicable withholdings, which shall be payable within twenty (20) days of the effective date of his termination.

     7. Disability. The Company may terminate the Executive in the event that he becomes disabled during the term of this Agreement. Executive shall be considered “disabled” within the meaning of this Section if he is unable because of accident or illness (physical or mental) to perform the material duties of his position for a period of six (6) consecutive months. Executive’s termination pursuant to this Section shall be treated as a termination without cause as defined in Section 5(b).

     8. Confidentiality. In the course of performing his duties under this Agreement, Executive will have access to “Confidential Information.” Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company and ReGen, and that its protection is of critical importance to the Company and ReGen. To ensure that such Confidential Information is not disclosed or divulged to third persons, Executive agrees:

          (a) that Confidential Information is owned by the Company or ReGen, and is to be held by Executive in trust and solely for the benefit of the such entity;

          (b) that he shall not in any way utilize such Confidential Information for the gain or advantage of Executive or others to the detriment of either entity; and

          (c) that upon termination of this Agreement, he shall promptly return any and all such Confidential Information to the Company or ReGen, as the case may be, and shall continue to abide by the confidentiality provisions of this Section.

     For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, information that has been created, discovered, developed or otherwise become known to the Company or ReGen and/or in which property rights have been assigned or otherwise conveyed to the Company or ReGen, which information has commercial value in the business in which the Company or ReGen is at the time engaged or in which it has an identified plan to be engaged. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about the Company’s or ReGen’s employees, and/or consultants.

     Executive further agrees that he will execute a mutually agreeable proprietary information and invention agreement as a condition of his employment.

     9. Non-Solicitation.

          (a) Executive agrees that during the term of this Agreement and for a six (6) month period following his receipt of notice of his termination under this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit business from any individual or entity that was a customer of the Company or ReGen at any time during the six (6) month period immediately prior to Executive’s termination of employment with the Company or ReGen.

          (b) Executive agrees that during the term of this Agreement and for a twelve (12) month period following his receipt of notice of termination under this Agreement (hereinafter referred to as the “Employee Solicitation Period”), he will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee, contractor or consultant of the Company or ReGen to leave their employ, or hire for any purpose any employee, contractor or consultant of the Company. With respect to part-time employees (that is, employees regularly working less than thirty five (35) hours per week), the Employee Solicitation Period shall be six (6) months.

     10. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:	Chairman and Chief Executive Officer
ReGen Biologics, Inc.
509 Commerce Street, East Wing
Franklin Lakes, N.J. 07417

If to the Executive:	Brion D. Umidi
989 Bayberry Drive
Arnold, MD 21012

     Executive shall notify the Company by certified mail of any change in his address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

     11. Entire Agreement. This Agreement embodies the entire agreement of the Parties relating to Executive’s employment and supersedes all prior agreements, oral or written. No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by the Parties.

     12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware.

     13. Severability. Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect.

ReGen Biologics, Inc.

/s/ Brion D. Umidi	/s/ Gerald E. Bisbee, Jr., Ph.D.
BRION D. UMIDI	By: Gerald E. Bisbee, Jr., Ph.D..
Its: Chairman and Chief Executive Officer

March 25, 2004	March 25, 2004
Date	Date

Exhibit A

Indemnification Agreement